EXHIBIT 99.1



                                             For additional information contact:
                                                      Michael Siemens, President
                                                                    970-461-0071

For Immediate Release



              A4S Security, Inc. Announces Separation of Units into
                     Separately Trading Shares and Warrants

Loveland, CO - August 25, 2005 -- A4S Security, Inc. (NASDAQ SC and ArcaEx:
SWATU) ("A4S"), announced today that the 1,380,000 Units sold in the Company's Initial Public Offering, including the over-allotment option exercised by the underwriter, will separate August 25, 2005.

Starting on that date, the common stock and warrants, previously comprising the units sold in the offering, will trade separately. The common shares will trade under the symbol "SWAT" and the warrants will trade under the symbol "SWATW". Trading in the Units will cease as of that date.


About A4S Security, Inc. - ShiftWatch(R).

A4S Security, Inc. develops and markets the patent pending Shiftwatch(R) product line of mobile digital video surveillance solutions for public transportation, law enforcement and general security applications. The Company's full motion, high resolution video system utilizes our video streaming technology and GPS camera synchronization capabilities to provide agencies with data security and reliability. The Company's open, standards based architecture facilitates interoperability, eases management of the growth of information and leverages customer investment in the future. For more information visit www.shiftwatch.com or call 888-825-0247.

          ___________________________________________________________


This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including achieving substantial increases in sales of the Company's products, technological developments and adverse changes in market conditions. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.